Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com

Synaptics Reports First Quarter Fiscal 2014 Results

Record September Quarter Revenue

•	Revenue growth of 75% over prior year

•	Operating profit up more than 3X over prior year

•	Significant Mobile and Tablet Design Wins

•	Entering Fingerprint ID market through proposed acquisition of Validity Sensors

San Jose, CA – October 24, 2013 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions, today reported financial results for its first quarter ended September 30, 2013.

Net revenue of $222.6 million for the first quarter of fiscal 2014 was a record for a September quarter and increased 75% compared with $127.0 million for the comparable quarter last year. Net income for the first quarter of fiscal 2014 was $34.9 million, or $1.00 per diluted share, compared with net income of $6.1 million, or $0.18 per diluted share, for the comparable quarter last year.

Non-GAAP net income for the first quarter of fiscal 2014 was $45.9 million, or $1.31 per diluted share. Non-GAAP net income was $12.7 million, or $0.37 per diluted share, for the first quarter of fiscal 2013. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

“In addition to posting substantial revenue growth during the fiscal first quarter, we made strong progress on a number of fronts,” stated Rick Bergman, President and CEO. “We saw a growing number of devices deploy our on-cell and in-cell display integrated solutions, continued to gain traction in the China mobile market, and broadened our customer base in large touchscreens through key new design wins in tablets and touch-enabled notebooks. Following a strong first quarter, the first half of the fiscal year is tracking according to plan, and we expect to post top-line growth in excess of 50% over the same period last year.”

“We recently announced Synaptics’ entry into the fast growing fingerprint ID market through a definitive agreement to acquire Validity. We believe this acquisition reinforces our market leadership in human interface technology while significantly expanding our market opportunity,” concluded Mr. Bergman.

First Quarter 2014 Business Metrics

•	Revenue mix from mobile and PC products was approximately 73% and 27%, respectively.

•	Revenue from mobile products of $162.7 million was up 152% year-over-year and down 6% sequentially. Mobile products revenue includes all touchscreen and video display products.

•	Revenue from PC products totaled $59.9 million, a decrease of 4% year-over-year and an increase of 5% sequentially.

•	Gross margin was 49.1%, an increase of 140 basis points year-over-year.

Cash at September 30, 2013 was $331.6 million. Cash flow from operations for the first quarter was $28.9 million. The company used $50.0 million to repurchase 1.2 million shares of common stock.

Kathy Bayless, CFO, added, “The September quarter benefitted from greater strength in mobile revenue than anticipated based on the timing of customer channel fill ahead of the holiday season. Considering our backlog of approximately $117.0 million entering the typically front-end loaded December quarter, customer forecasts, and the resulting expected product mix, we anticipate revenue (exclusive of the impending closure of the acquisition of Validity) to be in the range of $192.0 million to $208.0 million for the second quarter, an increase of 34% to 45% on a year-over-year basis.”

Earnings Call Information

The Synaptics first quarter fiscal 2014 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, October 24, 2013, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 1-877-941-1427 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.

About Synaptics Incorporated

As a leading developer of human interface solutions which enhance the user experience, Synaptics provides the broadest touch solutions portfolio in the industry. The ClearPad™ family supports touchscreen solutions for devices ranging from entry-level mobile phones to flagship premium smartphones, tablets, and notebook PCs. The TouchPad™ family, including ClickPad™ and ForcePad™, is integrated into the majority of today’s notebook PCs. Synaptics’ wide portfolio also includes ThinTouch™, supporting thin and light keyboard solutions, as well as key technologies for next generation touch-enabled video and display applications.

(NASDAQ: SYNA) www.synaptics.com

Synaptics, ClearPad, TouchPad, ClickPad, ForcePad, ThinTouch, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation and certain non-cash or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and certain non-cash or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation and certain non-cash or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges and certain non-cash or non-recurring items. Net income excluding share-based compensation and certain non-cash or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s belief that it has made strong progress on a number of fronts, including the growing number of devices deployed with its on-cell and in-cell display integrated solutions, continuing to gain traction in the China mobile market, and broadening its customer base in large touchscreens through key new design wins in tablets and touch-enabled notebooks; the company’s expectation that it will post top-line growth in the first half of the fiscal year in excess of 50% over the same period last year; the company’s belief that its acquisition of Validity reinforces its market leadership in human interface technology while significantly expanding its market opportunity; the company’s anticipated revenue for its second quarter. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2013. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

(Tables to Follow)

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$331,572	$355,303
Accounts receivables, net of allowances of $883	153,939	148,454
Inventories	57,293	49,948
Prepaid expenses and other current assets	7,212	6,715

Total current assets	550,016	560,420
Property and equipment at cost, net	61,225	58,035
Goodwill	20,695	20,695
Purchased intangibles	12,848	13,110
Non-current auction rate securities	17,536	16,969
Other assets	21,648	22,037

Total assets	$683,968	$691,266

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$77,955	$83,710
Accrued compensation	15,074	23,728
Income taxes payable	15,098	10,751
Other accrued liabilities	34,108	31,437

Total current liabilities	142,235	149,626
Notes payable	2,305	2,305
Other liabilities	17,944	17,480
Commitments and contingencies
Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 51,094,508 and 50,673,758 shares issued, and 32,493,672 and 33,289,826 shares outstanding, respectively	51	51
Additional paid in capital	553,509	539,170
Less: 18,600,836 and 17,383,932 treasury shares, respectively, at cost	(510,157)	(460,160)
Accumulated other comprehensive income	7,150	6,802
Retained earnings	470,931	435,992

Total stockholders’ equity	521,484	521,855

Total liabilities and stockholders’ equity	$683,968	$691,266

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2013	2012
Net revenue	$222,607	$127,041
Cost of revenue	113,328	66,471

Gross margin	109,279	60,570
Operating expenses
Research and development	40,442	32,802
Selling, general, and administrative	21,124	18,908
Acquired intangibles amortization	262	240
Change in contingent consideration	258	287

Total operating expenses	62,086	52,237

Operating income	47,193	8,333
Interest income	211	218
Non-cash interest income	219	—
Interest expense	(4)	(4)

Income before provision for income taxes	47,619	8,547
Provision for income taxes	12,680	2,494

Net income	$34,939	$6,053

Net income per share:
Basic	$1.06	$0.18

Diluted	$1.00	$0.18

Shares used in computing net income per share:
Basic	32,958	32,941

Diluted	35,020	34,014

SYNAPTICS INCORPORATED

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2013	2012
GAAP gross margin	$109,279	$60,570
Share-based compensation	254	243

Non-GAAP gross margin	$109,533	$60,813

GAAP gross margin - percentage of revenue	49.1%	47.7%
Share-based compensation - percentage of revenue	0.1%	0.1%

Non-GAAP gross margin - percentage of revenue	49.2%	47.8%

GAAP research and development expense	$40,442	$32,802
Share-based compensation	(3,927)	(3,911)

Non-GAAP research and development expense	$36,515	$28,891

GAAP selling, general, and administrative expense	$21,124	$18,908
Acquisition related costs	(1,031)	—
Share-based compensation	(2,861)	(4,313)

Non-GAAP selling, general, and administrative expense	$17,232	$14,595

GAAP operating income	47,193	$8,333
Acquisition related costs	1,031	—
Acquired intangibles amortization	262	240
Change in contingent consideration	258	287
Share-based compensation	7,042	8,467

Non-GAAP operating income	$55,786	$17,327

GAAP net income	$34,939	$6,053
Non-cash interest income	(219)	—
Acquisition related costs	1,031	—
Acquired intangibles amortization	262	240
Change in contingent consideration	258	287
Share-based compensation	7,042	8,467
Tax adjustments	2,601	(2,304)

Non-GAAP net income	$45,914	$12,743

GAAP net income per share - diluted	$1.00	0.18
Non-cash interest income	(0.01)	—
Acquisition related costs	0.03	—
Acquired intangibles amortization	0.01	—
Change in contingent consideration	0.01	0.01
Share-based compensation	0.20	0.25
Tax adjustments	0.07	(0.07)

Non-GAAP net income per share - diluted	$1.31	$0.37